Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Power Oil & Gas Inc. (formerly “Liberty Petroleum Inc.”)

We consent to the incorporation by reference on Form S-8 registration statement dated on or about June 18, 2008 of Power Oil & Gas Inc. (formerly “Liberty Petroleum Inc.”) of our auditors’ report dated April 28, 2008 included in Form 20-F related to the balance sheets of Power Oil & Gas Inc. (formerly “Liberty Petroleum Inc.”) as at December 31, 2007 and 2006 and the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2007 and the period from April 25, 2005 (inception) to December 31, 2007.

Smythe Ratcliffe LLP (signed)

Chartered Accountants

Vancouver, Canada
June 18, 2008

7th Floor, Marine Building 355 Burrard Street, Vancouver, BC Canada V6C 2G8	Fax: 604.688.4675 Telephone: 604.687.1231 Web: SmytheRatcliffe.com